	T	+31 (0)20 797 72 00
	W	www.veon.com

	Trade Reg.	34374835
	VAT	821815568B01

VEON Ltd. Claude Debussylaan 88 1082 MD Amsterdam The Netherlands
VIA EDGAR

U.S. Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549

March 13, 2020

Re: Notice of disclosure filed in Exchange Act Annual Report under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that VEON Ltd. has made disclosure pursuant to those provisions in its Annual Report on Form 20-F for the year ended December 31, 2019, which was filed with the Securities and Exchange Commission on March 13, 2020.

Please do not hesitate to call the undersigned at +31 20 797 72 00 if you have further questions.

Respectfully submitted,
VEON LTD.
Date: March 13, 2020

	By:	/s/ Scott Dresser
	Name:	Scott Dresser
	Title:	Group General Counsel